Exhibit 99.1

NEWS RELEASE

Contact:	Trey Stolz
Director, Investor Relations
Basic Energy Services, Inc.
817-334-4100

BASIC ENERGY SERVICES ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Investor Call Rescheduled for 10:30 A.M. ET / 9:30 A.M. CT Today

FORT WORTH, TEXAS - March 9, 2020 - Basic Energy Services, Inc. (OTCQX: BASX) (“Basic” or the “Company”) today announced its financial and operating results for the fourth quarter and full year ended December 31, 2019.

RECENT OPERATIONAL HIGHLIGHTS

•	Largely completed the sale of pressure pumping assets, having received proceeds totaling $41.7 million as of March 6, 2020, with an estimated $10-$12 million in remaining proceeds;

•	Midstream water disposal volumes increased to a record 10.9 million barrels during the fourth quarter of 2019, 38% via pipeline; and

•	Cash and cash equivalents totaled $36.2 million at December 31, 2019, with no borrowings and 34.2 million of letters of credit outstanding under the ABL facility.

Fourth Quarter 2019 Highlights

The Company reported revenues from continuing operations of $121.9 million, net loss of $87.8 million, and GAAP loss per share of $3.52, including loss from discontinued operations of $55.2 million ($2.22 per share). This result is compared to continuing revenues of $144.2 million and a net loss of $38.9 million, or a loss of $1.52 per share, including loss from discontinued operations of $14.1 million for the third quarter of 2019, and a net loss of $46.7 million, or $1.76 per share, including a loss of $4.9 million from discontinued operations in the fourth quarter of 2018. Continuing EBITDA(1) and continuing Adjusted EBITDA(1) were losses of $4.2 million and $1.7 million, respectively. Continuing operating results include a $1.4 million write down of inventory related to our manufacturing line of business.

As previously announced, during the fourth quarter of 2019, the Company exited its pumping services operations and completed the divestment of the contract drilling line of business, which began in the third quarter of 2019. The financial results of these service lines have historically been included in the Completion & Remedial Services and Other Services segments, and are reflected in discontinued operations for the fourth quarter of 2019 and prior period results reported herein.

Keith Schilling, President and CEO stated, “While the fourth quarter of 2019 proved challenging, with strong seasonality affecting activity significantly in the second half of both November and December, we are pleased with the impact of the Company's recent cost cutting in preserving margins. Despite revenues, on a continuing operations

1EBITDA and Adjusted EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP

Exhibit 99.1

basis, declining 15% from the third quarter, direct margins were 20%, led by our Completion & Remedial segment at 27%. Since the divestiture of the pumping assets, this segment now consists largely of rental and fishing tools and coiled tubing.

"Our wholly-owned subsidiary, Agua Libre Midstream, continues to set Company records, with disposal volumes for the quarter reaching a new Company high of 10.9 million barrels, despite lower completion activity and the significant flowback volumes we would typically see with that work.

"We are continuing our work at right-sizing our Company's footprint and have made significant strides towards that goal, with G&A having declined to an annual run rate of $112 million in the fourth quarter, down from the $146 million we reported in 2018. We have continued to get leaner as an organization, a mandate for me as CEO when I stepped into this role, and we expect to be at an annual run rate of approximately $95 million by the end of the second quarter.

"Looking ahead, maintaining capital flexibility for Basic is paramount in a challenging market. Our cash capital expenditure budget for 2020 currently stands at $28 million, and we will continue to evaluate our spending plan judiciously throughout the year, adjusting with our market outlook. In the meantime, we are beginning to see the benefits of growth capital we spent on Agua Libre Midstream in 2019, with a significant project having come online and adding to water disposal volumes. We will continue to seek transactions that will de-lever the Company, and we expect our capital lease-related debt to be reduced by another $12 million by the end of 2020 as we further pay down our capital lease balance, which stood at $36 million at year end."

Full Year 2019 Highlights

For the year ended December 31, 2019, the Company reported continuing operations revenues of $567.3 million, a net loss on continuing operations of $91.4 million, and a GAAP net loss of $6.96 per basic and diluted share, including loss on discontinued operations of $3.46 per share, as compared to full year results for 2018, of continuing operations revenues of $653.6 million, a GAAP loss on continuing operations of $116.7 million, and loss of $5.46 per share, including $1.05 loss per share on discontinued operations.

Full year 2019 results included the following:

•	Full year 2019 continuing EBITDA and Adjusted EBITDA(1) were $20.5 million and $39.6 million, respectively;

•	Midstream water disposal volumes increased 14% year over year to a record 41.3 million barrels during the year ended December 31, 2019, 34% via pipeline;

•	Continued operating results include $5.3 million of inventory write-downs related to our manufacturing business; and

•	Total losses for the year include $43.0 million of fixed asset impairments and inventory write-downs related to our discontinued pumping services and contract drilling operations.

Fourth Quarter 2019 Business Segment Results

(See Segment Data tables for quarterly and annual financial and operational data)

Well Servicing

Well Servicing revenues were $49.0 million during the fourth quarter of 2019, a decrease of 15% sequentially from $57.4 million in the prior quarter. The decrease was primarily due to decreased utilization, offset in part by slightly increased pricing. Well Servicing revenues were $61.8 million in the fourth quarter of 2018. Results of our manufacturing entity, Taylor Industries, which have previously been included with Other Services are included in Well Servicing for the fourth quarter of 2019, and all prior periods reported herein. Excluding the results of Taylor Industries, Well Servicing revenues for the fourth quarter of 2019 stood at $46.6 million, down from $56.7 million in the third quarter of 2019 and $57.8 million in the fourth quarter of 2018. Severe weather and holidays negatively impacted Well Servicing revenues by approximately $4.7 million in the fourth quarter of 2019.

Exhibit 99.1

Segment profit in the fourth quarter of 2019 was $5.3 million, a decrease of 43% compared to $9.3 million in the prior quarter, and a decrease of 52% from $11.0 million during the fourth quarter of 2018. Segment profit margin was 11% of segment revenue in the fourth quarter of 2019, down from 16% in the prior quarter, primarily due to $1.4 million of inventory write-downs related to our rig manufacturing line of business combined with slowing demand for rig services in the fourth quarter resulting in higher personnel costs as a percentage of revenue. Excluding profit margins in our manufacturing line of business, segment profit margins would have been 14%. In the fourth quarter of 2018, segment profit margin was 18% of segment revenue.

Water Logistics

Water Logistics revenue in the fourth quarter of 2019 was $44.7 million, compared to $48.5 million in the prior quarter. During the fourth quarter of 2018, this segment generated $55.6 million in revenue. Weather and holidays negatively impacted Water Logistics revenues by $1.6 million in the fourth quarter of 2019.

Total disposal volumes disposed at Agua Libre Midstream increased to 10.9 million barrels, with pipeline water volumes increasing by 9% to 4.1 million barrels to make up 38% of total barrels disposed during the fourth quarter of 2019, compared to a total of 10.8 million barrels, with 3.8 million pipeline barrels during the third quarter of 2019. The weighted average number of fluid services trucks decreased to 767 during the fourth quarter of 2019, compared to 795 during the third quarter of 2019 and 837 during the fourth quarter of 2018.

Segment profit in the fourth quarter of 2019 was 25%, or $11.0 million, compared to a profit of 28% or $13.7 million in the third quarter of 2019. Segment profit margin decreased due to lower demand related to decreased production activity and lower flowback volumes during the quarter. Segment profit in the same period in 2018 was $16.4 million, or 29% of segment revenue.

Completion & Remedial Services

Completion & Remedial Services revenue from continuing operations was $28.2 million in the fourth quarter of 2019 compared to $38.3 million in the prior quarter, a decrease of 26%. Revenues decreased in all of our completion and remedial lines of business, as customers delayed work. In the fourth quarter of 2018, this segment generated $40.5 million in revenue. Weather and holidays negatively impacted revenues by $1.3 million in the fourth quarter of 2019.

At December 31, 2019, Basic had approximately 25,300 coiled tubing hydraulic horsepower (“HHP”), flat with the previous quarter and down from 26,000 at December 31, 2018. We operated 13 RAFT stores at December 31, 2019, flat with September 30, 2019 and December 31, 2018.

Segment profit in the fourth quarter of 2019 was 27% of revenue or $7.6 million compared to 33% of revenue or $12.6 million in the prior quarter. Segment profit margins decreased due to personnel costs as a percentage of revenue being higher than normal as personnel were retained due to customers delaying work until 2020. During the fourth quarter of 2018, segment gross profit was $12.9 million, or 32% of segment revenue.

Income Taxes

Tax benefit for the fourth quarter of 2019 was $0.1 million. The effective tax rate was 0.0% in the fourth quarter of 2019 flat compared to 0.0% in the prior quarter and the fourth quarter of 2018.

Cash and Total Liquidity

As of December 31, 2019 the Company had total liquidity of $71.9 million, comprised of cash of $36.2 million and $35.7 million of availability under the New ABL Facility, compared to total liquidity of $100.9 million and $159.9 million at September 31, 2019 and December 31, 2018, respectively.

Exhibit 99.1

Capital Expenditures
Total capital expenditures during the fourth quarter of 2019 were approximately $9.1 million, including a decrease in accounts payable related to capital expenditures of approximately $2.5 million. We currently anticipate 2020 capital expenditures of approximately $42.6 million, of which $14.2 million will be funded by capital leases.

Rescheduled Investor Call
In a separate press release issued today, the Company announced an agreement to acquire the production operations from NexTier (NYSE: NEX), known as C&J Well Services. Accordingly, Basic will no longer host its earnings call as previously scheduled for March 12, 2020, and will instead discuss its fourth quarter and full year 2019 results on today's transaction conference call at 9:30 AM CT / 10:30 AM ET.

To access the call, please dial (412) 902-0043. Participants should dial in 10 minutes prior to the scheduled start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of the Company's corporate website, www.basices.com.

A telephonic replay of the conference call will be available for two weeks, and may be accessed by calling (201) 612-7415 and using passcode 13699792#. A webcast archive will be available at www.basices.com shortly after the call.

About Basic Energy Services
Basic Energy Services provides wellsite services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil-producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California, Montana and Colorado. Our operations are focused in liquids-rich basins that have historically exhibited strong drilling and production economics in recent years with a significant presence in the Permian Basin, Powder River Basin, and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information on Basic Energy Services is available on the Company’s website at www.basices.com.

Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and reflect Basic’s current views about future events. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Although Basic believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions and estimates, certain risks and uncertainties could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and the presentation. These risks and uncertainties include, without limitation, our ability to successfully execute, manage and integrate acquisitions, reductions in our customers’ capital budgets, our own capital budget, limitations on the availability of capital or higher costs of capital, volatility in commodity prices for crude oil and natural gas, the negative impacts of the delisting of the Company's common stock from the NYSE, and any impacts from the divestment of our pressure pumping assets. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Any forward-looking statement speaks only as of the date on which such statement is made and Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise, except as required by applicable law.

- Tables to Follow -

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

	(Unaudited)
Revenues:
Well Servicing	$49,025	$61,795	$226,966	$250,982
Water Logistics	44,733	55,555	199,816	231,283
Completion & Remedial Services	28,164	40,516	140,468	171,300
Total revenues	121,922	157,866	567,250	653,565
Expenses:
Well Servicing	43,701	50,809	186,782	203,785
Water Logistics	33,768	39,205	141,379	166,907
Completion & Remedial Services	20,584	27,603	98,654	109,713
General and administrative(1)	27,990	31,264	118,460	145,725
Depreciation and amortization	18,191	19,843	69,489	78,173
Loss on disposal of assets	121	(6,008)	2,135	(4,918)
Total expenses	144,355	162,716	616,899	699,385
Operating loss	(22,433)	(4,850)	(49,649)	(45,820)
Other income (expense):
Loss on extinguishment of debt	—	(26,429)	—	(26,429)
Interest expense	(10,332)	(10,722)	(42,887)	(45,161)
Interest income	37	189	509	364
Other income	90	78	647	537
Loss from continuing operations before income taxes	(32,638)	(41,734)	(91,380)	(116,509)
Income tax benefit (expense)	116	(8)	(21)	(227)
Loss from continuing operations	(32,522)	(41,742)	(91,401)	(116,736)
Loss from discontinued operations, net of tax	(55,245)	(4,935)	(90,497)	(27,861)
Net Loss	$(87,767)	$(46,677)	$(181,898)	$(144,597)

Loss from continuing operations per share, basic and diluted	$(1.30)	$(1.57)	$(3.50)	$(4.41)
Loss from discontinued operations per share, basic and diluted	$(2.22)	$(0.19)	$(3.46)	$(1.05)
Net loss per share of common stock, basic and diluted	$(3.52)	$(1.76)	$(6.96)	$(5.46)

Other Financial Data:
EBITDA (2)	$(4,152)	$15,071	$20,487	$32,890
Adjusted EBITDA (2)	$(1,683)	$14,633	$39,614	$70,030
Capital expenditures:
Property and equipment	$8,833	$15,278	$45,395	$43,063
Capital leases	$—	$2,692	$6,433	$15,873

(1) Includes approximately $0.95 million and $5.0 million of non-cash compensation for the three months ended December 31, 2019 and 2018, respectively, and $8.7 million and $27.3 million for the twelve months ended December 31, 2019 and 2018, respectively.
(2)Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP

Exhibit 99.1

	December 31,
	2019	2018
	(unaudited)
Balance Sheet Data (in thousands):
Cash and cash equivalents	$36,217	$90,300
Net property and equipment	297,113	309,170
Total assets	550,474	761,777
Total long-term debt	308,365	319,175
Total stockholders' equity	41,123	219,428

	Twelve months ended December 31,
	2019	2018
Cash Flow Data (includes discontinued operations, unaudited, in thousands):
Net cash provided by operating activities	$20,187	$74,339
Net cash used in investing activities	$(39,316)	$(50,924)
Net cash used in financing activities	$(34,954)	$(19,338)

SEGMENT FINANCIAL AND OPERATIONAL DATA (unaudited, in thousands)

	Well Servicing - excluding manufacturing	Water Logistics	Completion & Remedial Services	Continuing Operations Total	Discontinued Operations
Three months ended December 31, 2019
Operating revenues	$46,588	$44,733	$28,164	$121,922	$22,799
Direct operating costs	(39,897)	(33,768)	(20,584)	(98,053)	(30,069)
Segment profits	$6,691	$10,965	$7,580	$23,869	$(7,270)
Direct margin by segment	14%	25%	27%	20%	(32)%

Three months ended September 30, 2019
Operating revenues	$56,722	$48,451	$38,273	$144,163	$34,202
Direct operating costs	(43,363)	(34,783)	(25,685)	(108,579)	(29,886)
Segment profits	$13,359	$13,668	$12,588	$35,584	$4,316
Direct margin by segment	24%	28%	33%	25%	13%

Three months ended December 31, 2018
Operating revenues	$57,802	$55,555	$40,516	$157,867	$72,485
Direct operating costs	(47,177)	(39,205)	(27,603)	(117,617)	(61,127)
Segment profits	$10,625	$16,350	$12,913	$40,250	$11,358
Direct margin by segment	18%	29%	32%	25%	16%

Exhibit 99.1

	Well Servicing - excluding manufacturing	Water Logistics	Completion & Remedial Services	Continuing Operations Total	Discontinued Operations
Year ended December 31, 2019
Operating revenues	$213,612	$199,816	$140,468	$567,250	$142,885
Direct operating costs	(169,290)	(141,379)	(98,654)	(426,815)	(134,778)
Segment profits	$44,322	$58,437	$41,814	$140,435	$8,107
Direct margin by segment	21%	29%	30%	25%	6%

Year ended December 31, 2018
Operating revenues	$235,280	$231,283	$171,300	$653,565	311,154
Direct operating costs	(187,193)	(166,907)	(109,713)	(480,405)	(266,011)
Segment profits	$48,087	$64,376	$61,587	$173,160	45,143
Direct margin by segment	20%	28%	36%	26%	15%

	Three months ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Segment Data:
Well Servicing
Weighted average number of rigs	306	310	308	310
Rig hours (000's)	126	160	595	690
Rig utilization rate	58%	72%	68%	78%
Revenue per rig hour, excluding manufacturing	$369	$362	$359	$341
Well servicing rig profit per rig hour	$53	$67	$74	$70
Segment profits as a percent of revenue, excluding manufacturing	14%	18%	21%	20%

Water Logistics
Weighted average number of fluid service trucks	767	837	799	891
Truck hours (000's)	360	439	1,570	1,853
Pipeline volumes (000's)	4,132	3,221	14,163	9,362
Segment profits as a percent of revenue	25%	29%	29%	28%

Completion & Remedial Services
Coiled tubing HHP	25,300	26,000	25,300	26,000
Rental and Fishing tool stores	13	13	13	13
Segment profits as a percent of revenue	27%	32%	30%	36%

Supplemental Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, which includes losses on debt extinguishment, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, inventory write-downs, impairment expenses, the gain or loss on disposal of assets, non-cash stock compensation, professional fees incurred in association with contemplated deal costs, a withdrawn bond offering and tax consulting, executive compensation related to the retirement/severance of certain executives, strategic consulting and realignment costs, bad debt, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, the

Exhibit 99.1

Company believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the oilfield services industry.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in the industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect Basic’s non-cash stock compensation;

•	Adjusted EBITDA does not reflect Basic’s inventory write-downs;

•	Adjusted EBITDA does not reflect Basic’s impairment expenses;

•
Adjusted EBITDA does not reflect Basic’s professional fees related to one-time costs incurred for contemplated mergers and acquisitions that we did not pursue, tax recovery during the twelve months ended December 31, 2019, or one-time costs for a withdrawn bond offering during the twelve months ended December 31, 2018;

•
Adjusted EBITDA does not reflect one-time accrual for executive severance payments during the twelve months ended December 31, 2019, payments for executive retirements during the twelve months ended December 31, 2018, or executive bonus expense for 2017 that was approved by the Compensation Committee of the Board of Directors and paid during the twelve months ended December 31, 2018;

•	Adjusted EBITDA does not reflect Basic's strategic consulting fees during the twelve months ended December 31, 2018;

•	Adjusted EBITDA does not reflect the write-off of certain bad debt related to a single customer incurred during the twelve months ended December 31, 2018;

•	Adjusted EBITDA does not reflect Basic's accrual for expected Texas state sales tax audit settlement accrued during the twelve months ended December 31, 2018; and

•	Other companies in the industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1

The following table presents a reconciliation of net loss to Adjusted EBITDA (unaudited, in thousands):

	Three months ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Reconciliation of Net Loss to EBITDA:
Net loss from continuing operations	$(32,522)	$(41,742)	$(91,401)	$(116,736)
Income tax expense	(116)	8	21	227
Loss on Extinguishment of Debt	—	26,429	—	26,429
Net interest expense	10,295	10,533	42,378	44,797
Depreciation and amortization	18,191	19,843	69,489	78,173
EBITDA	$(4,152)	$15,071	$20,487	$32,890

The following table presents a reconciliation of net loss to Adjusted EBITDA (unaudited, in thousands):

	Three months ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss from continuing operations	$(32,522)	$(41,742)	$(91,401)	$(116,736)
Income tax (benefit) expense	(116)	8	21	227
Loss on extinguishment of debt	—	26,429	—	26,429
Net interest expense	10,295	10,533	42,378	44,797
Depreciation and amortization	18,191	19,843	69,489	78,173
Non-cash stock compensation	946	5,025	8,730	27,284
Inventory write-down	1,402	241	5,266	946
Loss (gain) on disposal of assets	121	(6,008)	2,135	(4,918)
Other (1)	—	304	2,996	7,845
Audit related state sales and use tax	—	—	—	5,983
Adjusted EBITDA	$(1,683)	$14,633	$39,614	$70,030

(1) Amounts in "Other" are comprised of $2.2 million in consulting fees and $0.8 million executive retirement costs during the twelve-month period ended December 31, 2019, and consulting and realignment costs of $6.0 million and $1.8 million of costs related to a withdrawn bond offering during the twelve-month period ended December 31, 2018. "Other" amounts in the fourth quarter of 2018 consisted of retention, realignment and consulting fees of $0.3 million.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow (unaudited, in thousands):

	Twelve Months Ended December 31,
	2019	2018
Net cash provided by operating activities	$20,187	$74,339
Payment for sustaining and replacing property and equipment (capital expenditures)	(29,538)	(51,761)
Free cash flow	$(9,351)	$22,578

Net cash used in investing activities	$(39,316)	$(50,924)
Net cash used in financing activities	$(34,954)	$(19,338)